                                                                  EXHIBIT (e)(1)

                                                                  EXECUTION COPY

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                          PLAN AND AGREEMENT OF MERGER

                                  by and among

                          HIGH ROAD ACQUISITION CORP.,

                     HIGH ROAD ACQUISITION SUBSIDIARY CORP.

                                      and

                         KLLM TRANSPORT SERVICES, INC.


                                  May 25, 2000

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

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----
SECTION 1  THE TENDER OFFER...........................................    1
      1.1  The Offer..................................................    1
      1.2  Target Action..............................................    3
      1.3  Stockholder Lists..........................................    3
      1.5  Directors..................................................    3
      1.6  Subsequent Offering Period.................................    3
SECTION 2  THE MERGER.................................................    4
      2.1  Merger.....................................................    4
      2.2  Stockholders Meeting of Target.............................    5
      2.3  Consummation of the Merger.................................    6
      2.4  Appraisal Rights...........................................    6
      2.5  Payment for Shares.........................................    6
      2.6  Closing of Target's Transfer Books.........................    7
      2.7  Corporate Acts of Subsidiary...............................    7
SECTION 3  REPRESENTATIONS AND WARRANTIES OF TARGET...................    7
      3.1  Organization and Qualification.............................    7
      3.2  Target Capital Stock.......................................    8
      3.3  Subsidiaries and Affiliated Partnerships...................    8
      3.4  Power and Authority........................................    9
      3.5  Non-Contravention; Approvals and Consents..................    9
      3.6  Target Public Information..................................   10
      3.7  Legal Proceedings..........................................   10
      3.8  Subsequent Events..........................................   11
      3.9  Employment Matters.........................................   11
     3.10  Compliance with Laws in General............................   11
     3.11  Licenses and Regulatory Approvals..........................   11
     3.12  Vote Required..............................................   11
     3.13  Opinion of Financial Advisor...............................   12
     3.14  Brokers and Finders........................................   12
     3.15  Rights Plan; Consequences if Rights Triggered..............   12
     3.16  Information Supplied.......................................   12
     3.17  Indemnification Agreements.................................   12
SECTION 4  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY....   13
      4.1  Organization and Qualification.............................   13
      4.2  Power and Authority; No Conflicts..........................   13
      4.3  Subsidiary Capital Stock...................................   13
      4.4  Financing..................................................   13
      4.5  Information Supplied.......................................   14

                                       i
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      4.6  Legal Proceedings..........................................   14
      4.7  Shares Owned by Parent.....................................   14
      4.8  Indemnification Agreements.................................   14
SECTION 5  COVENANTS..................................................   15
      5.1  Access to Information; Confidentiality.....................   15
      5.2  Preservation of Business...................................   15
      5.3  Material Transactions......................................   16
      5.4  Meeting of Target Stockholders.............................   17
      5.5  Exemption from State Takeover Laws.........................   18
      5.6  HSR Act and Legal Compliance...............................   18
      5.7  Public Disclosures.........................................   18
      5.8  Notice of Subsequent Events................................   18
      5.9  Nonsolicitation; Target Takeover Proposals.................   18
     5.10  Other Actions..............................................   20
     5.11  Cooperation................................................   20
     5.12  Financing..................................................   20
     5.13  Indemnification and Insurance..............................   21
SECTION 6  TERMINATION, AMENDMENT AND WAIVER..........................   21
      6.1  Termination................................................   21
      6.2  Effect of Termination......................................   23
      6.3  Expenses; Termination Fee..................................   23
      6.4  Amendment..................................................   24
      6.5  Extension; Waiver..........................................   24
      6.6  Procedure for Termination, Amendment, Extension or Waiver..   24
SECTION 7  CONDITIONS TO THE MERGER...................................   24
SECTION 8  MISCELLANEOUS..............................................   25
      8.1  Nonsurvival of Representations and Warranties..............   25
      8.2  Notices....................................................   25
      8.3  Further Assurances.........................................   26
      8.4  Governing Law..............................................   26
      8.5  Definitions................................................   26
      8.6  Captions...................................................   27
      8.7  Integration of Exhibits and Schedules......................   27
      8.8  Entire Agreement...........................................   27
      8.9  Counterparts...............................................   27
     8.10  Binding Effect.............................................   27
     8.11  No Rule of Construction....................................   27
ANNEX A    CONDITIONS OF THE OFFER

                          PLAN AND AGREEMENT OF MERGER

     This PLAN AND AGREEMENT OF MERGER (the "Agreement"), is made and entered into as of the 25th day of May, 2000, by and among HIGH ROAD ACQUISITION CORP., a Delaware corporation ("Parent"), HIGH ROAD ACQUISITION SUBSIDIARY CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Subsidiary"), and KLLM TRANSPORT SERVICES, INC., a Delaware corporation ("Target") (Subsidiary and Target being sometimes collectively referred to herein as the "Constituent Corporations").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Boards of Directors of Parent, Subsidiary and Target each have determined that it is advisable and in the best interests of their respective stockholders, on the terms and subject to the conditions in this Agreement, for Subsidiary to acquire Target, and, in furtherance of the acquisition, (i) for Subsidiary to make a cash tender offer to purchase all outstanding shares of Target's Common Stock, par value $1.00 per share ("Target Common Stock"), and the associated rights ("Rights") to purchase shares of Target's Participating Preferred Stock, par value $.01 per share, pursuant to Target's Rights Plan (defined below) (such shares of Target Common Stock and associated Rights, the "Shares"), and (ii) following the closing of the cash tender offer, for Subsidiary to merge with and into Target (the "Merger"), with the result that Target will become a wholly-owned subsidiary of Parent; and

     WHEREAS, the Board of Directors of Target has approved this Agreement and the tender offer contemplated hereby, and recommends that it be accepted by the stockholders of Target.

     NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

                                   SECTION 1
                               THE TENDER OFFER

     1.1  The Offer.
          ---------

     (a) Provided that this Agreement shall not have terminated in accordance with Section 6.1 and subject to the Conditions of the Offer set forth in Annex A hereto and other relevant provisions of this Agreement, Subsidiary, as promptly as practicable, but in any event within five business days of the date hereof, shall, and Parent shall cause Subsidiary to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) a tender offer (as it may be amended or extended from time to time as permitted or required by this Agreement, the "Offer") to purchase any and all of the outstanding Shares at a price of $8.05 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, the "Per Share Price"). Subject to the provisions of the Offer and this Agreement, Subsidiary shall, and Parent shall cause Subsidiary to, accept for payment and pay the Per Share Price for all Shares validly tendered pursuant to the Offer, and not withdrawn, as soon as practicable after expiration of the Offer. If the Offer is terminated or withdrawn by Subsidiary, Parent and Subsidiary shall cause all tendered shares to be returned to the registered holders of the Certificate(s) (as defined below) surrendered to the Paying Agent (as defined below).

     (b) The Offer initially shall expire at midnight, New York City time, on the twentieth business day (with the day the Offer is commenced counting as the first business day) after its
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commencement; (the initial "Expiration Date;" and any expiration date and time established pursuant to an authorized or required extension of the Offer (other than an extension pursuant to Section 1.6) as so extended, also an "Expiration Date"). Subsidiary may, without the consent of Target, extend the Offer for any period required by any rule or regulation of the Securities and Exchange Commission (the "Commission"). Notwithstanding anything in this Subsection (b) to the contrary, Subsidiary may not, and Parent shall cause Subsidiary not to, without Target's prior written consent, extend the Expiration Date if the failure to meet any condition to the Offer was caused by an act or omission of Parent or Subsidiary. Parent and Subsidiary agree that if Subsidiary does not consummate the Offer on the initial Expiration Date, or any extension thereof, due to the failure of one or more conditions set forth on Annex A (other the conditions set forth in paragraph (g) of Annex A) to be satisfied, Subsidiary shall, and Parent shall cause Subsidiary to, extend the Offer one or more times (each individual extension not to exceed twenty (20) business day after the previously scheduled Expiration Date) until the earlier of (i) 11:59 p.m. New York City time on the 60th calendar day after the date of the commencement of the Offer or (ii) two business days after such time as such condition or conditions are satisfied or waived; provided further that Subsidiary shall not
                                    -------- -------
be obligated to extend the Offer pursuant to the foregoing proviso if the condition that has not been satisfied is not reasonably capable of being cured or satisfied at or prior to the 60th calendar day after the date of the commencement of the Offer.

     (c) Without the prior written consent of Target, Subsidiary will not, and Parent will cause Subsidiary not to, decrease the Per Share Price, decrease the number of Shares being sought in the Offer, change the form of consideration payable in the Offer, modify in any manner adverse to the holders of Shares, or add conditions to the Offer, or, subject to the rights to extend the Offer as set forth above, make any other change in the terms of the Offer which is adverse to the holders of Shares. It is agreed that the Offer will be subject only to the conditions set forth in Annex A hereto, which are for the benefit of Subsidiary and may be asserted or waived by Subsidiary in whole or in part at any time and from time to time, in its sole discretion; provided, however, that Subsidiary may not waive the Minimum Condition (as defined in Annex A hereto) and compliance with the Hart-Scott-Rodino Antitrust Improvements Acts of 1976, as amended and the rules and regulations promulgated thereunder (the "HSR Act") in each case without the prior written consent of Target.

     (d) On the date of commencement of the Offer, Parent and Subsidiary shall file with the Commission a Tender Offer Statement on Schedule TO with respect to the Offer (the "Schedule TO"), which filing will contain the offer to purchase and a form of the related letter of transmittal, all in accordance with the terms of the Offer as set forth herein (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent and Subsidiary shall give Target and its counsel a reasonable opportunity to review the Offer Documents prior to their being filed with the Commission. In addition, Parent and Subsidiary will provide Target and its counsel, in writing, with any comments, whether written or oral, Parent, Subsidiary or their counsel may receive from time to time from the Commission or its staff with respect to the Offer Documents promptly after the receipt of such comments.

     (e) Subsidiary may, at any time, transfer or assign to one or more corporations directly or indirectly wholly owned by Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment shall not relieve either Subsidiary or Parent of each of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares properly tendered and accepted for payment.

     1.2  Target Action.  Target hereby consents to the Offer.  Promptly
          -------------
after commencement of the Offer, and in any event no later than the date prescribed by Rule 14e-2 promulgated under the Exchange Act, Target shall file with the Commission and mail to the holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"). The Schedule 14D-9 will set forth, subject to the fiduciary duties of the Board of Directors of Target under applicable law, and Target hereby represents, that the Board of Directors of Target (a) has determined that the Offer and the Merger considered as a whole are advisable and fair to and in the best interests of Target and its stockholders, and (b) recommends acceptance of the Offer and approval and adoption of the Merger and this Agreement by the holders of Shares. Target shall give Parent and its counsel an opportunity to review the Schedule 14D-9 and any amendments or supplements thereto prior to its being filed with the Commission.

     1.3  Stockholder Lists.  Target shall promptly furnish Subsidiary with a
          -----------------
list of the holders of Shares and mailing labels containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, each as of a recent date, and shall promptly furnish Subsidiary with such additional information, including updated lists of stockholders of Target, mailing labels and lists of securities positions, and such other assistance, as Subsidiary or its agents may reasonably request in connection with communicating the Offer to the record and beneficial holders of the Shares.

     1.4  Funding of Tender Offer.  Parent shall make available to Subsidiary on
          -----------------------
a timely basis funds as necessary to pay for the Shares that Subsidiary becomes obligated to accept for payment and pay for pursuant to the Offer.

     1.5  Directors.
          ---------

     (a) Promptly upon acceptance for payment by Subsidiary of Shares tendered pursuant to the Offer sufficient to satisfy the Minimum Condition, all of Target's directors except William J. Liles, III shall deliver to Subsidiary their resignations, effective upon delivery, and such directors shall be replaced by directors designated by Subsidiary.

     (b) Target's obligations to appoint Subsidiary's designees to the Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Parent and Subsidiary shall supply and shall be solely responsible for all information with respect to themselves, their officers, directors and affiliates, and Subsidiary's designees required by Section 14(f) and Rule 14f-1. Target shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.5, and shall include in the Schedule 14D-9 such information with respect to Target and its officers and directors as is required under Section 14(f) and Rule 14f-1.

     1.6  Subsequent Offering Period.  If all of the conditions to the Offer
          --------------------------
are satisfied or waived but the number of Shares validly tendered but not withdrawn together with the Liles Shares (as defined in Section 4.7) is less than ninety percent (90%) of the then outstanding number of Shares, then upon the Expiration Date, Subsidiary shall, and Parent shall cause Subsidiary to, provide for a "Subsequent Offering Period" as such term is defined in and in accordance with Rule 14d-11 under the Exchange Act, for an aggregate period not to exceed twenty (20) business days (for all such extensions) and Subsidiary shall, and Parent shall cause Subsidiary to, immediately accept and promptly pay for all Shares tendered prior to the date of such extension.

                                   SECTION 2
                                  THE MERGER

     2.1  Merger.
          ------

     (a) Merger.  Upon the terms and subject to the conditions of this
         ------
Agreement, Subsidiary will be merged with and into Target, in accordance with
Section 251 or 253 of the Delaware General Corporation Law (the "DGCL"), as soon as practicable following the consummation of the Offer. Target shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue its existence under the laws of the State of Delaware. The separate existence of Subsidiary shall cease. The name of the Surviving Corporation shall be "KLLM Transport Services, Inc."

     (b) Effect of Merger.  The certificate of incorporation of Target in effect
         ----------------
upon the consummation of the Merger shall be the certificate of incorporation of the Surviving Corporation, and the bylaws of Subsidiary in effect upon consummation of the Merger shall be the bylaws of the Surviving Corporation.
The directors of Subsidiary upon consummation of the Merger shall be the directors of the Surviving Corporation, and the officers of Subsidiary shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified. The Merger shall have the effects set forth in Section 259(a) of the DGCL.

     (c) Conversion of Shares.  At the Effective Time (as defined in Section
         --------------------
2.3), by virtue of the Merger and without any action on the part of any holder of any Shares, (i) each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 2.1(c) (ii) and any Appraisal Shares (as defined in Section 2.4)) shall be converted into the right to receive in cash an amount per Share equal to the Per Share Price offered pursuant to the Offer (the "Merger Consideration"), without interest; and (ii) each Share owned by Parent, Subsidiary or any other direct or indirect subsidiary of Parent or held in treasury by Target, immediately prior to the Effective Time, shall be canceled and extinguished, and no payment will be made with respect to those Shares; and (iii) each share of common stock of Subsidiary then issued and outstanding shall be converted into one share of common stock of the Surviving Corporation, which shares thereafter will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

     (d) Target Options, Employee Stock Purchase Plan, and Non-Employee Director
         -----------------------------------------------------------------------
Stock Compensation Plan.
-----------------------

          (i) All plans, programs or arrangements of Target or its subsidiary providing for the issuance of any securities of Target are listed on
     Exhibit 2.1(d) of the disclosure schedule hereto (the "Disclosure
     --------------
     Schedule"), all material documents relating thereto have been filed with the Commission and have not been amended since last filed.

          (ii) No options granted under the plans, programs or arrangements set forth in Exhibit 2.1(d) of the Disclosure Schedule ("Target Options"),
              --------------
     whether or not exercisable, have an exercise price equal to or less than the Per Share Price. As soon as practicable following acceptance of the Offer by Subsidiary, Target shall effect the cancellation of all Target Options in accordance with the relevant provisions of the plan pursuant to which they were granted.

          (iii) On the date payment is made for Shares tendered pursuant to the Offer, each person who has subscribed for Shares under the Employee Stock Purchase Plan (a "Subscription Agreement") shall be entitled to receive, in cancellation and settlement of the Subscription Agreement, an amount equal to the product of (x) the number of Shares subscribed for in the applicable Subscription Agreement and (y) the excess, if any, of the Merger Consideration over $7.50 (the "Subscription Consideration"). In addition, such persons shall be entitled to the return of all amounts previously deducted from their payroll to be used towards the purchase price of such Shares, with interest at the rate of 5.25% per annum (the "Payroll Deduction Return"). As soon as practicable following acceptance of the Offer by Subsidiary, Subsidiary shall tender the Subscription Consideration and Target shall tender the Payroll Deduction Return in cash to each holder of a Subscription Agreement to whom the Subscription Consideration is payable. Target shall use commercially reasonable efforts to obtain from the holders of such Subscription Agreements the cancellation of their Subscription Agreements in exchange for the rights granted hereby.

          (iv) Effective as of March 31, 2000, Target shall suspend its Non-Employee Director Stock Compensation Plan and after the date hereof shall not issue any additional Shares pursuant thereto. Effective as of April 1, 2000 each Non-Employee Director of Target shall be entitled to a cash payment equal to such Director's Retainer and Committee Fees (as such terms are defined in the Non-Employee Director Stock Compensation Plan and as such are in effect on the date of this Agreement), for each fiscal quarter such Director continues to serve as a Director of Target. For any fiscal quarter beginning April 1, 2000 during which a Non-Employee Director at Target serves Target for less than the full fiscal quarter such Director shall be entitled to a cash payment equal to the pro rata amount of his Retainer plus any applicable Committee Fees.

     2.2  Stockholders Meeting of Target.
          ------------------------------

     (a) Unless the provisions contained in paragraph (b) apply, Target will take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a special meeting of its stockholders promptly after closing of the Offer to consider and vote upon the approval of the Merger and adoption of this Agreement. Subject to their fiduciary duties under applicable law, the Board of Directors of Target ("Target's Board") will recommend that stockholders of Target vote in favor of the approval of the Merger and the adoption of this Agreement at any such meeting.

     (b) If upon the closing of the Offer, including the Subsequent Offering Period, if one occurs, Subsidiary owns together with the Liles Shares ninety percent (90%) of the then outstanding number of Shares, then Subsidiary shall effect the Merger by means of a written consent of stockholders pursuant to DGCL
Section 228, or by means of a merger pursuant to DGCL Section 253.

     2.3  Consummation of the Merger.  Upon the terms and subject to the
          --------------------------
conditions of this Agreement as soon as practicable after closing of the Offer, and, if the vote of the stockholders of Target is required pursuant to Section 2.2, after the vote of such stockholders in favor of the Merger and this Agreement has been obtained (the "Target Stockholder Approval"), the parties shall make all filings and take all such other and further actions as may be required by the DGCL to make the Merger effective. Prior to any filing required by the DGCL to make the Merger effective as referred to in this Section 2.3, a closing will be held at the offices of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., 201 St. Charles Avenue, New Orleans, Louisiana (or such other place as the parties may agree) for the purpose of confirming all of the foregoing. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time."

     2.4  Appraisal Rights.  Notwithstanding any provision of this Agreement
          ----------------
to the contrary, any Shares outstanding immediately prior to the Effective Time held by a holder who has demanded and perfected the right, if any, for appraisal of those Shares in accordance with Section 262 of the DGCL and as of the Effective Time has not withdrawn or lost such right to such appraisal ("Appraisal Shares") shall not be converted into or represent a right to receive the Merger Consideration, but the holder shall only be entitled to such rights as are granted by the DGCL. If a holder of Shares who demands appraisal of those Shares under the DGCL shall effectively withdraw or forfeit (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, those Shares shall be converted into and represent only the right to receive the Merger Consideration, without interest, upon the surrender of the certificate or certificates representing those Shares. Target shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL received by Target relating to stockholders' rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Target shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands for appraisals of capital stock of Target, offer to settle or settle any such demands or approve any withdrawal of any such demands.

     2.5  Payment for Shares.  Prior to the Effective Time, Subsidiary shall
          ------------------
designate a commercial bank or trust company organized under the laws of the United States or any state of the United States with capital, surplus and undivided profits of at least $100,000,000 to act as paying agent with respect to the Merger (the "Paying Agent"). Each holder (other than Parent, Subsidiary or any subsidiary of Parent and holders of Appraisal Shares) of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding Shares will be entitled to receive, upon surrender to the Paying Agent of the Certificates for cancellation, cash in an amount equal to the product of the number of Shares previously represented by the Certificates multiplied by the Merger Consideration, subject to any required withholding of taxes. When and as needed, Subsidiary shall make available to the Paying Agent sufficient funds to make all payments pursuant to the preceding sentence. No interest shall accrue or be paid on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificates surrendered are registered, it shall be a condition of payment that the Certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting the payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificates surrendered or establish to the satisfaction of the Surviving Corporation that the tax has been paid or is not applicable. Following the Effective Time, until surrendered to the Paying Agent in accordance with the provisions of this Section 2.5, each Certificate (other than Certificates representing Appraisal Shares and Shares owned by Parent or any subsidiary of Parent) shall represent for all purposes only the right to receive upon surrender the Merger Consideration multiplied by the number of Shares evidenced by the Certificate, without any interest, subject to any required withholding of taxes. Any funds delivered or made available to the Paying Agent pursuant to this Section 2.5 and not exchanged for Certificates within six months after the Effective Time will be returned by the Paying Agent to the Surviving Corporation, which thereafter will act as paying agent. As soon as practicable after the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each record holder of Certificates a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title of the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment.

     2.6  Closing of Target's Transfer Books.  At the Effective Time, the
          ----------------------------------
stock transfer books of Target shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in Section 2.5, subject to applicable law in the case of Appraisal Shares.

     2.7  Corporate Acts of Subsidiary.  All corporate acts, plans, policies,
          ----------------------------
approvals and authorizations of Subsidiary, its sole stockholder, its Board of Directors, committees elected or appointed by the Board of Directors, and all officers and agents, valid immediately prior to the Effective Time, shall be those of the Surviving Corporation and shall be as effective and binding thereon as they were with respect to Subsidiary. The employees and agents of Subsidiary shall become the employees and agents of the Surviving Corporation and continue to be entitled to the same rights and benefits which they enjoyed as employees and agents of Subsidiary.

                                   SECTION 3
                   REPRESENTATIONS AND WARRANTIES OF TARGET

     Target hereby represents and warrants to Parent and Subsidiary as follows:

     3.1  Organization and Qualification.  Target is a corporation duly
          ------------------------------
incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its property and carry on its business as now being conducted. Target is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except to the extent that any failure to so qualify or be in good standing would not have a Material Adverse Effect (as defined in Section 8.5 hereof) on Target. Target has filed with the Commission correct and complete copies of the certificate of incorporation and bylaws of Target, as amended, and no amendments thereto have been made since last filed.

     3.2  Target Capital Stock.  Target's authorized capital stock consists
          --------------------
of 10,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of the date hereof,
(i) 4,103,478 Shares of Target Common Stock and no shares of Target's preferred stock were issued and outstanding, (ii) 459,787 Shares of Target Common Stock were held by Target in its treasury, (iii) 94,047 Shares of Target Common Stock were subject to issuance pursuant to outstanding Target Options and 9,334 additional Shares were subject to issuance pursuant to subscriptions for Shares pursuant to Target's Employee Stock Purchase Plan, and (iv) shares of Target's preferred stock were reserved for issuance in connection with the Rights issued pursuant to the Stockholder Protection Rights Agreement dated as of February 13, 1997 (as amended from time to time, the "Target Rights Plan") between Target and Harris Trust and Savings Bank, Inc., as Rights Agent. Target has filed with the Commission a complete and correct copy of the Rights Plan, as amended, and no amendments thereto have been made since last filed. All of the issued and outstanding shares of Target Common Stock are, and all Shares subject to issuance as aforesaid when issued will be, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth above, as of the date hereof there were no other shares of capital stock issued, reserved for issuance, or outstanding, and there are no options, warrants, or similar rights granted by Target or any other agreements to which Target is a party providing for the issuance or sale by it, or the repurchase or redemption by it, of any capital stock or other securities. There is no liability for dividends declared or accumulated but unpaid with respect to any of the shares of Target Common Stock. Except for the Shares (including the associated Rights), there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Target having the right to vote (or convertible into or exchangeable for, securities having the right to vote) on any matters on which stockholders of Target may vote. There are no agreements or arrangements to which Target is a party pursuant to which Target is or could be required to register Shares or other securities under the Securities Act of 1933, as amended (the "Securities Act") or relating to the voting of any of its or any subsidiaries' capital stock.

     3.3  Subsidiaries and Affiliated Partnerships.
          ----------------------------------------

     (a) Target owns, beneficially and of record, all of the issued and outstanding shares of KLLM, Inc., a Texas corporation, which are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights and free and clear of all liens and encumbrances. There are no outstanding options, calls or commitments of any kind relating to the issued or unissued capital stock or other securities of KLLM, Inc. Target has no other subsidiaries, and neither Target nor KLLM, Inc. owns, directly or indirectly, any interest or investment (whether equity or debt) in any other corporation, association or business organization.

     (b) KLLM, Inc. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own, lease and operate its property and carry on its business as now being conducted. KLLM, Inc. is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except to the extent that any failure to so qualify or be in good standing would not have a Material Adverse Effect (as defined in Section 8.5 hereof) on Target.

     3.4  Power and Authority.  Subject to the satisfaction of the conditions
          -------------------
precedent set forth herein, Target has the full corporate power to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered or to be executed and delivered by it pursuant to this Agreement, and, subject to the satisfaction of the conditions precedent set forth herein, has taken all action required by its certificate of incorporation, bylaws or otherwise, to authorize the execution, delivery and performance of this Agreement and such related documents. The execution and delivery of this Agreement has been approved by Target's Board. This Agreement has been duly executed and delivered by Target and, assuming this Agreement constitutes a valid and binding obligation of Parent and Subsidiary, as the case may be, constitutes a valid and binding obligation of Target, enforceable against Target in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conversatorship, moratorium, or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     3.5  Non-Contravention; Approvals and Consents.
          -----------------------------------------

     (a) Except as disclosed in Exhibit 3.5 of the Disclosure Schedule, the
                                -----------
execution and delivery of this Agreement by Target does not, and the performance by Target of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, permit the termination of any provision of, or result in the termination of or the acceleration of the maturity or performance of, or result in the creation or imposition of any lien upon any of the assets or properties of Target or its subsidiary under, any of the terms, conditions or provisions of (i) the certificate of incorporation or bylaws of Target or its subsidiary, or (ii) subject to receipt of the requisite stockholder approval with respect to the Merger, (A) any statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, injunction, permit or license (together, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision in the United States, or of any foreign country (a "Governmental or Regulatory Authority") applicable to Target or its subsidiary or any of their assets or properties, (B) any note, bond, mortgage, security agreement, indenture, license, franchise, contract or other instrument, obligation or agreement of any kind (together, "Contracts") to which Target or its subsidiary is a party or by which Target or its subsidiary or any of their assets or properties is bound, or (C) any employee benefit plan or arrangement; except, with respect to the foregoing clause (ii), those which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Target.

     (b) Except as disclosed in Exhibit 3.5 and except for (i) the premerger
                                -----------
notification requirements of the HSR Act, (ii) the requirements of the Exchange Act and the Nasdaq Stock Market, and (iii) the filing of appropriate documents relating to the Merger required by the DGCL, no consent, approval or action of, or filing with or notice to, any Governmental or Regulatory Authority or other person is required under any Law or Order or any Contract to which Target or its subsidiary is a party or by which Target or its subsidiary or any of their assets or properties is bound, for the execution and delivery of this Agreement by Target or the performance by Target of its obligations hereunder or the consummation by Target of the transactions contemplated hereby, except those as to which the failure to make or obtain, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Target.

     3.6  Target Public Information.
          -------------------------

     (a) Target has filed all reports, schedules, registration statements, proxy statements, exhibits and other documents required to be filed by it with the Commission since January 1, 1998 (the "Target SEC Documents"). As of their respective dates, the Target SEC Documents did not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, Target SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated under such statutes. The financial statements contained in the Target SEC Documents, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, as permitted by Form 10-Q), reflect all known liabilities of Target and its subsidiary, including all such known contingent liabilities as of the end of each period reflected therein, required to be stated therein, and present fairly the financial condition of Target and its subsidiary at said dates and the consolidated results of operations and cash flows of Target and its subsidiary for the periods then ended. The consolidated balance sheet of Target at December 31, 1999 included in Target SEC Documents is herein sometimes referred to as the "Target Balance Sheet".

     (b) Except for matters reflected or reserved against in the Target Balance Sheet or arising under this Agreement, Target and its subsidiary have not at that date, and have not since that date, incurred any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected in a consolidated balance sheet of Target (including the notes thereto), except liabilities or obligations that (i) were incurred in the ordinary course of business consistent with past practices or
(ii) have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Target.

     3.7  Legal Proceedings.  Except as disclosed in Target SEC Documents filed
          -----------------
prior to the date of this Agreement, there is no litigation, governmental investigation or other proceeding pending or, to the knowledge of Target, threatened against or relating to Target or its subsidiary, their properties or business, or the transactions contemplated by this Agreement and, to the knowledge of Target, no basis for any such action exists, and neither the Target nor its subsidiary is subject to any Order, in each case that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Target.

     3.8  Subsequent Events.  Except as reflected in Target SEC Documents filed
          -----------------
prior to the date of this Agreement, since the date of the Target Balance
Sheet (i) there has not been any change, event or development having, or that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Target, (ii) Target and its subsidiary have conducted their business, in all material respects, in the ordinary course consistent with past practices, and, (iii) Target and its subsidiary have not taken any action that, if taken after the date hereof, would constitute a breach of any provision of Section 5.2 (Preservation of Business) or 5.3 (Material Transactions).

     3.9  Employment Matters.  Target or its subsidiary has not entered into
          ------------------
any employment agreements. Target or its subsidiary has entered into change of control agreements with certain employees which, upon certain triggering events, will cause Target or its subsidiary to pay such employees, in the aggregate, approximately $1,876,600.

     3.10  Compliance with Laws in General.  Except as disclosed in Target SEC
           -------------------------------
Documents filed prior to the date of this Agreement, Target and its subsidiary are not in violation and have not received any notices of violations of any Laws relating to their business and operations, including, without limitation, the Occupational Safety and Health Act, the Americans with Disabilities Act, ERISA, tax laws, and any environmental laws, except for any violation as would not, individually or in the aggregate, have a Material Adverse Effect on Target, and no notice of any pending inspection or investigation relating to any such Law has been received by Target or its subsidiary which, if it were determined that a violation had occurred, would have a Material Adverse Effect on Target.

     3.11  Licenses and Regulatory Approvals.  Except as disclosed in Target
           ---------------------------------
SEC Documents filed prior to the date of this Agreement, Target holds all licenses, permits and other regulatory approvals which are needed or required by law with respect to its business, operations and facilities as they are currently or presently conducted (collectively, the "Licenses"), except where the failure to possess such Licenses does not have a Material Adverse Effect on Target. No License will by its terms terminate as a result of the transactions contemplated hereby or require any consent from any person or Governmental or Regulatory Authority in order to remain in full force and effect immediately after the closing of the Offer and the Effective Time, except for those which, if terminated, would not have a Material Adverse Effect on Target.

     3.12  Vote Required.   The affirmative vote of the holders of a majority of
           -------------
the outstanding Shares of Target Common Stock is the only vote of the holders of any class or series of Target capital stock necessary to approve this Agreement, the Merger and the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not be subject to the restrictions of DGCL Section 203.

     3.13  Opinion of Financial Advisor.   Target's Board has received the
           ----------------------------
written opinion of Morgan, Keegan & Company, Inc. ("Morgan Keegan") to the effect that, as of the date of this Agreement, the Per Share Price and the Merger Consideration are fair to the holders of Target Common Stock from a financial point of view, a copy of which opinion has been delivered by Target to Parent.

     3.14  Brokers and Finders.  Except as set forth in Exhibit 3.14 to the
           -------------------                          ------------
Disclosure Schedule, Target and its subsidiary have not employed any brokers or finders to act on their behalf and have not incurred and will not incur any liability for any brokerage, finders or investment banking fees in connection with the transactions contemplated hereby.

     3.15  Rights Plan; Consequences if Rights Triggered.  Target and the
           ---------------------------------------------
Rights Agent have executed and there is in effect Amendment No. 1 to the Target Rights Plan, in the form previously approved by Parent, which renders the Target Rights Plan and Rights inapplicable to the Offer, the Merger and the other transactions contemplated hereby. Except as previously approved in writing by Parent, Target's Board shall not otherwise (i) amend the Target Rights Plan in a manner adverse to Parent or Subsidiary, or (ii) redeem the Rights or take any action with respect to, or make any determination under, the Target Rights Plan adverse to Parent or Subsidiary. If any Separation Time, Stock Acquisition Date, Flip-over Transaction or Event or Flip-in Date occurs under the Target Rights Plan at any time during the period from the date of this Agreement to the Effective Time, Target and Parent shall make such adjustment to the Per Share Price and the Merger Consideration as Target and Parent shall mutually agree so as to preserve the economic benefits that Target and Parent each reasonably expected on the date of this Agreement.

     3.16  Information Supplied.
           --------------------

     (a) The Schedule 14D-9 (and any amendment or supplement thereto) will not, on the date of its filing with the Commission and the date it is first published, sent or given to stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Target with respect to information supplied in writing by or on behalf of Parent or Subsidiary expressly for inclusion therein. The
Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

     (b) The information supplied or to be supplied in writing by or on behalf of Target for inclusion in the Schedule TO will not, on the date the Schedule TO (and any amendment or supplement thereto) is filed with the Commission or on the date it is first published, sent or given to stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

  3.17  Indemnification Agreements.  To the Knowledge of Target, Target does
        --------------------------
not have any agreement or contractual obligation to provide to any director of Target indemnification for any acts or omissions that may occur prior to the Effective Time, other than those obligations contained in Target's bylaws.

                                   SECTION 4
            REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY

     Parent and Subsidiary hereby represent and warrant to Target as follows:

     4.1  Organization and Qualification.    Parent and Subsidiary are
          ------------------------------
corporations duly organized and validly existing and are in good standing under the laws of the State of Delaware. Parent and Subsidiary have all necessary corporate power to own their respective properties and assets and to carry on their businesses as presently conducted. Parent and Subsidiary are duly qualified to do business and are in good standing in all jurisdictions in which the character of the property owned, leased or operated or the nature of the business transacted by each makes qualification necessary.

     4.2  Power and Authority; No Conflicts.    Parent and Subsidiary have the
          -------------------- ------------
full corporate power to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered, or to be executed and delivered, by them pursuant to this Agreement, and, subject to the satisfaction of the conditions precedent set forth herein, have taken all actions required by law, their respective certificates of incorporation, bylaws or otherwise, to authorize the execution and delivery of the Agreement and such related documents. The execution and delivery of the Agreement does not and, subject to the receipt of required stockholder and regulatory approvals, the consummation of the Offer and the Merger contemplated hereby will not, violate any provisions of the certificate of incorporation or bylaws of Parent or Subsidiary, or any provision of, or result in the acceleration of any obligation under, any material Law, Order or Contract to which Parent or Subsidiary is a party or by which either is bound. The execution and delivery of this Agreement has been approved by the Board of Directors of both Parent and Subsidiary. This Agreement has been duly executed and delivered by Parent and Subsidiary and, assuming this Agreement constitutes a valid and binding obligation of Target, constitutes a valid and binding obligation of Parent and Subsidiary, enforceable against Parent and Subsidiary in accordance with its terms.

     4.3  Subsidiary Capital Stock.    Parent owns, beneficially and of record,
          ------------------------
all of the issued and outstanding shares of Subsidiary's capital stock, which are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights and free and clear of all liens and encumbrances. At or prior to consummation of the Merger, Parent will have taken all such actions as may be required in its capacity as the sole stockholder of Subsidiary to approve the Merger.

     4.4  Financing.
          ---------

     (a) Parent and Subsidiary collectively have cash on hand or binding agreements for the funding of such cash prior to consummation of the Offer, in an aggregate amount sufficient to enable Parent and Subsidiary to pay in full
(i) the aggregate Per Share Price and (ii) the aggregate Merger Consideration. Upon consummation of the Offer, Parent, Subsidiary, Target and its subsidiary will have resources available to them that are sufficient to pay in full (x) all fees and expenses payable by Target, Parent and Subsidiary in connection with this Agreement, including obligations under the change of control agreements described in Section 3.9, (y) the repayment of all indebtedness when due, including the repayment of all indebtedness of the Target when due, and (z) the working capital and other operational requirements of Target and its subsidiary from and after the date of the initial purchase of the Shares under the Offer.

     (b) At or prior to completion of the Offer and the Merger, Parent will provide, or will cause to be provided to Subsidiary, the funds necessary to consummate the Offer and the Merger, respectively.

     4.5  Information Supplied.
          --------------------

     (a) The Schedule TO (and any amendments or supplements thereto) will not, on the date filed with the Commission and first published, sent or given to stockholders of Target, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Subsidiary with respect to information supplied in writing by or on behalf of Target expressly for inclusion therein and information derived from documents filed by Target with the Commission. The Schedule TO will comply as to form in all material respects with the requirements of the Exchange Act and the regulations thereunder.

     (b) The information supplied or to be supplied in writing by or on behalf of Parent or Subsidiary for inclusion in the Schedule 14D-9 (and any amendments or supplements thereto) will not, on the date the Schedule 14D-9 is filed with the Commission and is first published, sent or given to stockholders of Target, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.6  Legal Proceedings.  As of the date of this Agreement there is no
          -----------------
litigation, governmental investigation or other proceeding pending or, to the knowledge of Parent or Subsidiary, threatened against or relating to Parent or Subsidiary, their properties or business, or the transactions contemplated by this Agreement, and neither Parent nor Subsidiary is subject to any Order.

     4.7  Shares Owned by Parent.  Immediately prior to consummation of the
          ----------------------
Offer, Parent shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) and have the right to vote 689,123 Shares (the "Liles Shares").

     4.8  Indemnification Agreements. To the Knowledge of Parent and Subsidiary,
          --------------------------
Target does not have any agreement or contractual obligation to provide to any director of Target indemnification for any acts or omissions that may occur prior to the Effective Time, other than those obligations contained in Target's bylaws.

                                   SECTION 5
                                   COVENANTS

     5.1  Access to Information; Confidentiality.
          --------------------------------------

     (a) Between the date hereof and the Effective Time, each of Target and Parent will give to the other party and its counsel, accountants and other representatives full access to all the properties, documents, contracts, personnel files and other records of such party and its subsidiary and shall furnish the other party with copies of such documents and with such information with respect to the affairs of such party and its subsidiary as the other party may from time to time reasonably request.

     (b) If the transactions contemplated hereby are not consummated and this Agreement terminates, each party agrees to promptly return all documents, contracts, records or properties of the other party and all copies thereof furnished pursuant to this Section 5 or otherwise. Each party will keep confidential and will not disclose to any third party, and will not use, any confidential information obtained by it from Target, Parent or Subsidiary in connection with this Agreement except that information may be used by the parties, and disclosed by them to their advisors, employees, affiliates and financing sources in connection with the activities conducted pursuant to this Agreement. The foregoing restrictions shall not apply to any information which
(i) becomes generally available to the public other than as a result of a breach of any confidentiality obligation, (ii) was available to a party on a non-confidential basis prior to disclosure, (iii) is independently developed by a party, (iv) becomes lawfully available to a party on a non-confidential basis from a source other than the disclosing party, provided that such source is not known by the party to be subject to a confidentiality obligation, or (v) has been expressly approved in writing by the disclosing party for use or disclosure. Notwithstanding the above, if in the opinion of a party's counsel, disclosure of such information is advisable in order to comply with law, such information may be so disclosed.

     (c) With respect to matters as to which any party has made express representations or warranties herein, the parties shall be entitled to rely upon such express representations and warranties irrespective of any investigations made by such parties.

     5.2  Preservation of Business.     Target and its subsidiary will use
          ------------------------
reasonable commercial efforts to preserve their business organization intact, to keep available to Parent and the Surviving Corporation the services of the present employees of Target and its subsidiary, and to preserve for Parent and the Surviving Corporation the goodwill of the suppliers, customers and others having business relations with Target and its subsidiary.

     5.3  Material Transactions.     Prior to the Effective Time, Target and its
          ---------------------
subsidiary will conduct their respective businesses in the ordinary course and will not (other than as required pursuant to the terms of the Agreement and the related documents, and other than with respect to transactions for which binding commitments have been entered into prior to the date hereof which are described on Exhibit 5.3 to the Disclosure Schedule), without first obtaining the written consent of Parent:

     (a) Make any capital expenditure or commitment therefor or enter into any contract or agreement (i) which cannot be performed within three months or less, or (ii) which involves the expenditure of over $500,000 in the aggregate or $150,000 individually.

     (b) (i) amend its certificate of incorporation or bylaws; (ii) split, combine, reclassify or take similar action with respect to any of its capital stock; (iii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any additional shares, or rights of any kind to acquire any shares (whether through the granting or issuance of options, warrants, commitments, subscriptions, rights to purchase or otherwise), of its capital stock (except for the issuance of shares pursuant to the exercise of Target Options and subscriptions pursuant to Target's Employee Stock Purchase Plan as disclosed in Section 3.2 hereof) of any class or any other securities or equity equivalents (including without limitation stock appreciation rights); (iv) purchase, redeem or otherwise acquire any Shares or any other securities of Target; (v) declare, set aside or pay any dividend payable in cash, stock or property or make any other distributions with respect to Shares or any other shares of its capital stock; or (vi) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company.

     (c) (i) other than in the ordinary course of its business consistent with past practices, sell, lease, grant any security interest in or otherwise dispose of or encumber any material amount of its assets or properties; (ii) change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve or change any other material accounting principles or practices used by it (except changes that may be necessary or appropriate in order to comply with a change in generally accepted accounting principles that takes effect after the date of this Agreement); (iii) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction of (A) liabilities in the ordinary course consistent with past practices and (B) costs relating to this Agreement and the transactions contemplated hereby; (iv) waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document; or (v) make any tax election or settle or compromise any federal, state, local or foreign tax liability.

     (d) (i) enter into any new severance or change of control or employment agreement; (ii) amend any existing employment or change of control or severance agreement; (iii) grant any increases in compensation or benefits; (iv) establish or enter into any new benefit plan or contract or arrangement or make any change in any existing benefit plan, contract or arrangement providing for bonuses, executive incentive compensation, pensions, deferred compensation, retirement payments, profit-sharing or the like; (v) make any grants, awards or distributions under any employee benefit plan or arrangement, other than in the ordinary course consistent with past practices and those grants, awards or distributions required to be made under such employee benefit plans or arrangements as in effect on the date of this Agreement; or (vi) make any amendment to any provision of any outstanding grant or award that materially increases the potential cost thereof to Target except as provided in Section 2.1(d).

     (e) Guarantee the material obligation of any person, firm or corporation, except in the ordinary course of business consistent with prior practices.

     (f) Enter into any option to purchase, or purchase agreement for, or buy, any real property, or enter into any new leases or renewals of existing leases on real property.

     (g) Enter into any contract, agreement, commitment or arrangement with respect to, or resolve to do, any of the foregoing.

     5.4  Meeting of Target Stockholders.
          ------------------------------

     (a) If necessary to consummate the Merger, after closing of the Offer, Target will take all steps necessary in accordance with its certificate of incorporation and bylaws to call, give notice of, convene and hold a meeting of its stockholders (the "Special Meeting") as soon as reasonably appropriate, for the purpose of approving this Agreement and the Merger and for such other purposes as may be necessary. If the Special Meeting occurs and unless this Agreement shall have been validly terminated as provided herein, Target's Board, subject to their fiduciary obligations under applicable law, shall (i) recommend to Target stockholders the approval of this Agreement, the transactions contemplated hereby and any other matters to be submitted to the stockholders in connection therewith, to the extent that such approval is required by applicable law in order to consummate the Merger, and (ii) use reasonable, good faith efforts to obtain the approval by Target's stockholders of this Agreement and the transactions contemplated hereby.

     (b) Promptly after the closing of the Offer, Target shall prepare and file with the Commission, if required by federal securities laws, a preliminary form of the proxy or information statement (the "Proxy/Information Statement") to be mailed to the stockholders of Target in connection with the Special Meeting. Target will cause the Proxy/Information Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act. Target will notify Parent of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy/Information Statement or for additional information and will supply Parent with copies of all correspondence between Target or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect to the Proxy/Information Statement prior to its being filed with the Commission and shall give Parent and its counsel the reasonable opportunity to review all amendments and supplements to the Proxy/Information Statement and all responses to requests for additional information and replies to comments prior to their being filed with or sent to the Commission. Target agrees to use commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the Commission. As promptly as practicable after the Proxy/Information Statement has been cleared by the Commission, Target shall mail the Proxy/Information Statement to its stockholders. If at any time prior to the approval of this Agreement by Target's stockholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy/Information Statement, Target will prepare and mail to its stockholders such an amendment or supplement.

     (c) At the Special Meeting, Parent and Subsidiary shall vote, or cause to be voted, all Shares owned by them in favor of the Merger.

     5.5  Exemption from State Takeover Laws.  Target shall take all
          ----------------------------------
reasonable steps necessary to exempt the Offer and the Merger from Section 203 of the DGCL as well as the requirements of any state takeover statute or other similar state law which would prevent or impede the consummation of the transactions contemplated hereby, by action of Target's Board or otherwise.

     5.6  HSR Act and Legal Compliance.  Parent and Target shall promptly make
          ----------------------------
their respective filings, and shall thereafter use their reasonable, good faith efforts to promptly make any required submissions, under the HSR Act with respect to the Offer and the Merger and the transactions contemplated hereby. Parent and Target will use their respective reasonable, good faith efforts to obtain promptly all other permits, authorizations, consents and approvals from third parties and governmental authorities necessary to consummate the Offer and the Merger and the transactions contemplated hereby.

     5.7  Public Disclosures.    Parent and Target will consult with each other
          ------------------
before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or requirements of the Nasdaq Stock Market.

     5.8  Notice of Subsequent Events.    Each party hereto shall notify the
          ---------------------------
other parties of any changes, additions or events which would cause any material change in or material addition to any representation or warranty, including the Disclosure Schedule delivered by the notifying party under this Agreement, promptly after the occurrence of the same; provided, however, that such notification shall not be deemed to modify, amend or supplement the representations and warranties of such party, unless the other party consents in writing.

     5.9   Nonsolicitation; Target Takeover Proposals.
           ------------------------------------------

     (a) Except as permitted in Section 5.9(b), Target shall not, nor shall it permit any Target subsidiary to, nor shall it authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, Target or any Target subsidiary to directly or indirectly (i) solicit, initiate or encourage the submission of, any Target Takeover Proposal (as defined in Section 5.9(f)), (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Target Takeover Proposal.

     (b) If at any time prior to the consummation of the Offer Target receives a proposal, offer or indication of interest that was not solicited by Target and that did not otherwise result from a breach or deemed breach of Section 5.9(a) and Target's Board determines in good faith that failure to take the actions described in Section 5.9(a) would constitute a breach of its fiduciary duties to Target's stockholders under applicable law, then Target, in response to a Target Takeover Proposal, may (i) furnish non-public information with respect to Target to the person making such a proposal or offer pursuant to a customary confidentiality agreement, and (ii) participate in discussions or negotiations with such person regarding such proposal or offer.

     (c) Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any executive officer of Target or any Target subsidiary or any affiliate, director or investment banker, attorney or other advisor or representative of Target or any Target subsidiary, shall be deemed to be a breach of Section 5.9(a) by Target.

     (d) Unless the Target's Board or any committee thereof determines in good faith, after consultation with and upon the advice of outside counsel that the failure to do so would constitute a breach of its fiduciary duties to Target's stockholders under applicable law, neither Target's Board nor any committee thereof, as the case may be, shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent or Subsidiary, its approval or recommendation of the Offer or the Merger, (ii) approve or enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement, or (iii) approve or recommend, or propose to approve or recommend, any Target Takeover Proposal that is not a Target Superior Proposal. Notwithstanding the foregoing, if Target has received a Target Superior Proposal, Target's Board may terminate this Agreement, but only at a time that is more than 48 hours following Parent's receipt from Target of written notice advising Parent that Target's Board is prepared to accept such Target Superior Proposal, specifying the material terms and conditions of such Target Superior Proposal.

     (e) Nothing contained in this Section 5.9 shall prohibit Target from at any time taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to Target's stockholders if, in the good faith judgment of Target's Board or any committee thereof, based on the opinion of outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.

     (f) Except for those individuals or entities who executed confidentiality agreements and were provided information by Morgan Keegan, Target represents and warrants to Parent that, within the four months preceding the date of this Agreement, Target has not provided written non-public information (whether or not pursuant to a confidentiality agreement) to any person in consideration of a potential Target Takeover Proposal or to otherwise facilitate the making of a Target Takeover Proposal.

     (g) For purposes of this Agreement:

         "Target Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Target's capital stock then outstanding or all or substantially all the assets of Target, and Target's Board determines in its good faith judgment (after consulting with its financial advisor that such proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the third party making such proposal, and would, if consummated result in a more favorable transaction than the transaction contemplated by this Agreement, taking into account, to the extent relevant, the long-term prospects and interests of Target and its stockholders.

         "Target Takeover Proposal" means any proposal (as such proposal may be amended, modified, or supplemented from time to time) with respect to a merger, consolidation, dissolution, liquidation, recapitalization or other business combination involving Target or any Target subsidiary, any proposal or offer for the issuance by Target or any subsidiary of a material amount of its equity securities or any proposal or offer to acquire in any manner, directly or indirectly, a material interest in any voting securities of, or a substantial portion of the assets of, Target or any Target subsidiary, other than the Offer and the Merger or any similar transaction with Parent or its affiliates.

     5.10  Other Actions.  Subject to the provisions of Section 5.9 hereof,
           -------------
none of Target, Parent, or their subsidiaries shall knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue, or in any of the conditions to the Offer and the Merger set forth in this Agreement not being satisfied, or (unless such action is required by applicable law or permitted by this Agreement) which would materially adversely affect the ability of Target or Parent or their subsidiaries to obtain any consents or approvals required for the consummation of the Offer and the Merger without imposition of a condition or restriction which would have a Material Adverse Effect on Parent or the Surviving Corporation or which would otherwise materially impair the ability of Target or Parent to consummate the Offer and the Merger in accordance with the terms of this Agreement or materially delay such consummation.

     5.11  Cooperation.
           -----------

     (a) Subject to the terms and conditions of this Agreement, Parent, Subsidiary and Target shall cooperate with each other and use their respective commercially reasonable efforts to cause the conditions to the Offer in Annex A and conditions to the Merger to be met as soon as reasonably practicable.

     (b) Target shall give Parent the opportunity to participate in the defense or settlement of any litigation against Target or its directors directly relating to any of the transactions contemplated by this Agreement until the purchase of Shares pursuant to the Offer, and thereafter shall give Parent the opportunity to direct the defense of such litigation and, if Parent so chooses to direct such litigation, Parent shall give Target and its directors an opportunity to participate in such litigation; provided, however, that no such
                                               --------  -------
settlement shall be agreed to without Parent's consent, which consent shall not be unreasonably withheld; and provided further that no settlement requiring a
                              -------- -------
payment by a director shall be agreed to without such director's consent.

     5.12.  Financing.  Parent and Subsidiary shall each use their best efforts
            ---------
to obtain the refinancing for Target's existing credit facility at or prior to closing the Offer pursuant to that certain Commitment Letter dated May 25, 2000 (the "Commitment Letter") from Bank of America, N.A. to Target, and hereby agree to pay all fees and expenses related thereto at or prior to closing the Offer.

     5.13.  Indemnification and Insurance.
            -----------------------------

     (a) Parent and Subsidiary agree that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of Target as provided in its Certificate of Incorporation or bylaws, in each case as in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms without amendment thereof for a period of three years commencing as of the Effective Time.

     (b) For three years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the policies of directors' and officers' liability insurance maintained by Target as of the date hereof (or policies providing at least the same coverage amounts and containing terms that are no less advantageous to the insured parties), and upon the resignation of any director who becomes an Approving Director (as defined below), Target shall use its best efforts to purchase and maintain, and Parent shall cause the Surviving Corporation to use its best efforts to maintain, liability insurance policies for the benefit of the Approving Directors providing at least the same coverage amounts and containing terms that are no less advantageous to the Approving Directors with respect to claims arising from facts or events that occurred or are alleged to have occurred at or prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend annual premiums in excess of 150% of the annual premiums currently paid by Target for such insurance, and, provided further, that if the premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     (c) Parent shall use its best efforts to cause any person or entity that purchases all or substantially all of the assets of Target within three years after the Effective Time to become bound by the covenants contained in Section 5.13(b).

                                   SECTION 6
                       TERMINATION, AMENDMENT AND WAIVER

     6.1  Termination.  This Agreement may be terminated at any time prior
          -----------
to the Effective Time, whether before or after receipt of Target Stockholder
Approval:

     (a)  by mutual written consent of Parent, Subsidiary and Target;

     (b)  by either Parent or Target:

          (i) if (A) the Offer shall be terminated or expire in accordance with its terms, including any required extensions thereto as set forth in Section 1.1 or applicable law, without the purchase of any Shares pursuant thereto, or (B) Subsidiary shall not have accepted for payment any Shares pursuant to the Offer by 60 calendar days after the commencement of the Offer, unless the failure to consummate is the result of a material breach of this Agreement by the party seeking to terminate this Agreement;

          (ii) if any Governmental or Regulatory Authority issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

          (iii) if, upon a vote at a duly held meeting to obtain the Target Stockholder Approval, the Target Stockholder Approval is not obtained.

     (c) by Parent and Subsidiary, if Target breaches or fails to perform any of its representations, warrants or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition to the Offer in Annex A or a condition to the Merger, and (ii) cannot be or has not been cured after the giving of written notice to Target of such breach and in any event prior to the expiration date of the Offer (provided that Parent and Subsidiary are not then in material breach of any representation, warranty or covenant contained in this Agreement);

     (d)  by Parent and Subsidiary:

          (i) if prior to the closing of the Offer Target's Board or any committee thereof withdraws or modifies in a manner adverse to Parent and Subsidiary its approval or recommendation of the Offer or this Agreement, or fails to recommend to Target's Stockholders that they give the Target Stockholder Approval; or

          (ii) if prior to the closing of the Offer Target or any of its officers, directors, employees or any other representative or agent takes any of the actions proscribed by Section 5.9; or

          (iii) if Target amends the Target Rights Plan in a manner adverse to Parent or Subsidiary, redeems the Rights or takes any action with respect to, or makes any determination under, the Target Rights Plan adverse to Parent or Subsidiary without Parent's prior written consent, which consent Parent shall be under no obligation to grant;

     (e) by Target, if Parent or Subsidiary breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition to the Offer in Annex A or a condition to the Merger, and (ii) cannot be or has not been cured after the giving of written notice to Parent of such breach and in any event prior to the expiration date of the Offer (provided that Target is not then in material breach of any representation, warranty or covenant in this Agreement);

     (f) by Target prior to the purchase of Shares by Subsidiary pursuant to the Offer, in accordance with Section 5.9(d); provided, however, that Target shall
                                          --------  -------
have complied with all provisions thereof, including the notice provisions therein and shall have immediately prior to such termination paid to Parent the fees, then due to Parent from Target pursuant to Section 6.3.

     6.2  Effect of Termination.    In the event of termination of this
          ---------------------
Agreement as provided in Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than the provisions of Sections 5.1(b), 6.2 and 6.3, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

     6.3  Expenses; Termination Fee.
          -------------------------

     (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as provided in paragraphs (b) and (c).

     (b) Target shall pay Parent  $844,500 if:

         (i)   Parent and Subsidiary terminate this Agreement pursuant to
               Section 6.1(d); or

         (ii) Target's Board or any committee thereof withdraws or modifies in a manner adverse to Parent or Subsidiary its approval or recommendation of the Offer, the Merger and this Agreement or fails to recommend to Target's stockholders that they accept the Offer and thereafter this Agreement is terminated for any reason other than a knowing and intentional material breach by Parent or Subsidiary of this Agreement; or

         (iii) Target amends the Target Rights Plan in a manner adverse to Parent or Subsidiary, redeems the Rights or takes any action with respect to, or makes any determination under, the Target Rights Plan adverse to Parent or Subsidiary without Parent's prior written consent, which consent Parent shall be under no obligation to grant, and thereafter this Agreement is terminated for any reason other than a knowing and intentional material breach by Parent or Subsidiary of this Agreement; or

         (iv) Target terminates this Agreement pursuant to Section 6.1(f) (relating to a Target Superior Proposal); or

         (v) any person makes a Target Takeover Proposal after execution hereof and prior to the closing of the Offer (including a revised Target Takeover Proposal by Robert Low or his affiliates or associates or related persons), this Agreement is thereafter terminated for any reason other than a knowing and intentional material breach by Parent or Subsidiary of this Agreement, and within 12 months after this Agreement is terminated, Target enters into a definitive agreement to consummate, or consummates, a Target Takeover Proposal.

     Any fee due under this Section 6.3(b) shall be paid by certified check or wire transfer of same-day funds (A) on the date of termination of this Agreement in the case of clauses (i), (ii) or (v) above, (B) as specified in Section 6.1(f) in the case of clause (iv) above, or (C) upon taking the action described in clause (iii) above.

     (c) Target shall pay all reasonable legal fees and expenses that Parent and Subsidiary may incur as a result of any contest by Target or others of the validity or enforceability of or any liability under this Section 6.3, or any suit by Parent to enforce the provisions of this Section 6.3, unless it be determined by a court of competent jurisdiction that no amounts are due to Parent hereunder.

     6.4  Amendment.  This Agreement may be amended by the parties at any time
          ---------
before or after any required approval of matters presented in connection with the Merger by the holders of shares of

Target Common Stock; provided, however, that after any such approval, there shall be made no amendment that requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     6.5  Extension; Waiver.  At any time prior to the Effective Time of the
          -----------------
Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 6.4, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     6.6  Procedure for Termination, Amendment, Extension or Waiver.    A
          ---------------------------------------------------------
termination of this Agreement pursuant to Section 6.1, an amendment of this Agreement pursuant to Section 6.4, or an extension or waiver pursuant to Section
6.5 shall, in order to be effective, require (a) in the case of Parent or Subsidiary , action by its Board of Directors or the duly authorized designee of the Board of Directors (b) in the case of Target, (i) if prior to the replacement of Target's Board of Directors as provided in Section 1.5, action by its Board of Directors or the duly authorized designee of the Board of Directors, and (ii) after such replacement of Target's Board of Directors, by a majority of the Approving Directors. The "Approving Directors" shall be Leland Speed, David Metzler and Walter Neely.

                                   SECTION 7
                           CONDITIONS TO THE MERGER

     The respective obligations of the parties to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time of the following conditions (any of which may be waived in writing by Parent and Target):

     (a) None of Parent, Subsidiary or Target nor any of their respective subsidiaries shall be subject to any order, decree or injunction by a court of competent jurisdiction which (i) prevents the consummation of the Merger or (ii) would impose any material limitation on the ability of Parent effectively to exercise full rights of ownership of the common stock of the Surviving Corporation or any material portion of the assets or business of Target or its subsidiary.

     (b) No statute, rule or regulation shall have been enacted by any Governmental or Regulatory Authority that makes the consummation of the Merger illegal, and all governmental consents, orders and approvals legally required for the consummation of the Merger shall have been obtained and be in effect other than those governmental consents, orders and approvals which if not obtained or in effect would not have, individually or in the aggregate, a Material Adverse Effect on Target.

     (c) The holders of Target Common Stock shall have approved the adoption of this Agreement and the Merger under applicable law, if required under applicable law.

     (d) Subsidiary shall have purchased all Shares validly tendered pursuant to the Offer; provided, however, that neither Parent nor Subsidiary may invoke this condition if Subsidiary shall have failed to purchase Shares pursuant to the Offer in breach of its obligations under this Agreement or the Offer.

                                   SECTION 8
                                 MISCELLANEOUS

     8.1  Nonsurvival of Representations and Warranties.    None of the
          ---------------------------------------------
representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the closing of the Offer.

     8.2  Notices.  Any communications required or desired to be given
          -------
hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier to the parties hereto at the following
                ---
addresses, or at such other address as either party may advise the other in writing from time to time:

     If to Parent or Subsidiary:

          High Road Acquisition Corp.
          134 Riverview Drive
          Richland, MS  39218
          Attention:  Jack Liles
          Facsimile:  (601) 936-5441

     with a copy to:

          Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. 201 St. Charles Avenue, Ste. 5100
          New Orleans, Louisiana  70170-5100
          Attention:  Dionne M. Rousseau, Esq.
          Facsimile:  (504) 582-8012

          Adams and Reese, L.L.P.
          111 E. Capitol Street
          Suite 350
          Jackson, MS  39201
          Attention:  Charles P. Adams, Jr., Esq.
          Facsimile:  (601) 355-9708

     If to Target:

          Special Committee
          of the Board of Directors of
          KLLM Transport Services, Inc.
          c/o Alston & Bird LLP
          One Atlantic Center
          1201 West Peachtree Street
          Atlanta, Georgia 30309-3424
          Attention:  Sidney J. Nurkin, Esq.
          Facsimile:  (404) 881-4777

     All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications with the overnight courier.

     8.3  Further Assurances.  Each party hereby agrees to perform any further
          ------------------
acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

     8.4  Governing Law.  This Agreement shall be interpreted, construed and
          -------------
enforced in accordance with the laws of the State of Delaware, applied without giving effect to any conflicts-of-law principles.

     8.5  Definitions.
          -----------

     "Including."  The word "including", when following any general statement,
      ---------
term or matter, shall not be construed to limit such statement, term or matter to the specific terms or matters as provided immediately following the word "including" or to similar items or matters, whether or not non-limiting language (such as "without limitation", "but not limited to", or words of similar import) is used with reference to the word "including" or the similar items or matters, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general statement, term or matter.

     "Material Adverse Change" or "Material Adverse Effect."  "Material Adverse
      ----------------------------------------------------
Change" or "Material Adverse Effect" means, when used in connection with Target or Parent, any change, effect, event or occurrence that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on the condition (financial or otherwise), business, total assets, total liabilities, results of operations, cash flow, or prospects of such party and its subsidiaries taken as a whole or to the ability of such party to perform its obligations hereunder or to consummate the transactions contemplated hereby, including the Offer and the Merger; provided that "Material Adverse Change" and "Material Adverse Effect" shall not be deemed to include the impact of (a) actions and omissions of such person (or any of its Subsidiaries) taken with the prior informed written consent of each of the other parties to this Agreement in contemplation of the transactions contemplated hereby, (b) the effects of compliance with this Agreement on the operating performance of such person, including expenses incurred by such person in connection with consummation of the transactions contemplated by this Agreement, (c) changes, events or occurrences in the United States securities markets which are not specific to such person, (d) changes, events or occurrences in the world economy which are not specific to such person with respect to Target, and (e) any adverse change in the price of the Target Common Stock, as quoted on the Nasdaq Stock Market.

     8.6  Captions.    The captions or headings in this Agreement are made for
          --------
convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

     8.7  Integration of Exhibits and Schedules.  All Exhibits and the
          -------------------------------------
Disclosure Schedule attached to this Agreement are integral parts of this Agreement as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific representation in which they are explicitly referenced.

     8.8  Entire Agreement.    This instrument, including the Disclosure
          ----------------
Schedule and all Exhibits attached hereto, the Commitment Letter and Amendment No. 1 to Target's Rights Plan, contain the entire agreement of the parties and supersede any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby.

     8.9  Counterparts.  This Agreement may be executed in several
          ------------
counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

     8.10  Binding Effect.  This Agreement shall be binding on, and shall
           --------------
inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No party may assign any right or obligation hereunder without the prior written consent of the other parties.

     8.11  No Rule of Construction.  The parties acknowledge that this
           -----------------------
Agreement was initially prepared by Parent, and that all parties have read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.

     IN WITNESS WHEREOF, Parent, Subsidiary and Target have caused this Plan and Agreement of Merger to be executed by their respective duly authorized officers, all as of the day and year first above written.

                                    KLLM TRANSPORT SERVICES, INC.


                                    By:  /s/ James Leon Young
                                    Name:  James Leon Young
                                    Title: Secretary-Director



                                    HIGH ROAD ACQUISITION CORP.


                                    By:  /s/ William J. Liles, III
                                    Name:  William J. Liles, III
                                    Title: President



                                    HIGH ROAD ACQUISITION
                                    SUBSIDIARY CORP.


                                    By:  /s/ William J. Liles, III
                                    Name:  William J. Liles, III
                                    Title: President

                                    ANNEX A

                            Conditions of the Offer
                            -----------------------

     The capitalized terms used in this Annex A have the meanings assigned to them in the Plan and Agreement of Merger to which this Annex A is attached except that the term Merger Agreement shall refer to the attached Plan and Agreement of Merger together with this Annex A.

     Notwithstanding any other provision of the Offer, Subsidiary shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Subsidiary's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer) pay for any tendered Shares, and may terminate or amend the Offer (subject to the provisions of Section 1.1 of the Merger Agreement) as to any Shares not then paid for and may postpone the acceptance for payment and, subject to the restriction referred to above, payment for tendered Shares, if (i) there are not validly tendered prior to the Expiration Date and not withdrawn a number of Shares such that on the date of purchase Subsidiary and its affiliates will beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) and have the right to vote in the aggregate (including Shares theretofore owned by Subsidiary and/or its affiliates) at least a majority of the outstanding Shares on a fully diluted basis (the "Minimum Condition") or (ii) at any time on or after the date of the Merger Agreement and before the time of payment for such Shares (whether or not Shares have been accepted for payment or paid for pursuant to the Offer), any of the following events shall occur:

     (a) there shall be instituted or pending by any Governmental or Regulatory Authority, or there shall have been instituted or pending by any other person, any action or proceeding by or before any Governmental or Regulatory Authority seeking to (i) restrain or prohibit the consummation of the Offer or the Merger,
(ii) make the purchase of or payment for some or all of the Shares pursuant to the Offer or the Merger illegal, (iii) impose any material limitation on the ability of Parent or Subsidiary (or any of their affiliates) effectively to acquire or hold, or requiring Parent, Subsidiary or Target or any of their respective affiliates or subsidiaries to dispose of or hold separate, any of the assets or the business of Parent, Subsidiary or Target and their affiliates or subsidiaries, (iv) impose any material limitation on the ability of Parent or Subsidiary (or their affiliates) to acquire or hold or exercise full rights of ownership of the Shares purchased by it, including the right to vote the Shares on all matters properly presented to the stockholders of Target, (v) prohibit Parent or any of its subsidiaries from effectively controlling or operating in any material respect the business or operations of the Target or its subsidiaries, (vi) which is otherwise reasonably likely to have a Material Adverse Effect on Parent or Target, that, in the reasonable judgement of Subsidiary, has a reasonable probability of success or (vii) obtain material damages that has a reasonable probability of success; or

     (b) there shall have been promulgated, enacted, entered or enforced any Law or Order applicable to the Offer or the Merger, or any other action shall be taken by any Governmental or Regulatory Authority that is reasonably likely, in the reasonable judgment of Subsidiary, directly or indirectly, to result in any of the consequences referred to in subsection (a) above, or any governmental consents, orders, and approvals required for the consummation of the Offer or the Merger shall not have been obtained other than those governmental consents, orders or approvals which if not obtained would not, individually or in the aggregate, have a Material Adverse Effect on Target; or

     (c) the Agreement shall have been terminated in accordance with its terms;
or

     (d) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated; or

     (e) any of the representations or warranties made by Target in the Agreement shall not have been true and correct in all material respects when made, or shall thereafter have ceased to be true and correct in all material respects on the Expiration Date (other than representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate in all material respects as of such date or with respect to such period) and the untruth or inaccuracy shall not have been cured after written notice thereof is given by Subsidiary and prior to the expiration of the Offer, or Target shall not have performed in any material respect with any material obligation or agreement and complied in any material respect with any material covenant to be performed and complied with by it under the Agreement, and Target fails to cure such breach after written notice thereof is given by Subsidiary and prior to the expiration of the Offer; or

     (f) a Material Adverse Change shall have occurred with respect to Target, which has not been cured prior to the expiration of the Offer; or

     (g) Target's Board shall have withdrawn or modified, in any manner adverse to Parent and Subsidiary, the approval or recommendation by the Board of the Agreement, the Offer or the Merger or approved or recommended any Target Takeover Proposal or shall have resolved to do any of the foregoing.

     The foregoing conditions are for the sole benefit of Parent and Subsidiary and may be asserted by Parent or Subsidiary regardless of the circumstances giving rise to any such condition and may be waived by Parent or Subsidiary in whole or in part at any time and from time to time in their sole discretion, except as otherwise provided in the Agreement with respect to the Minimum Condition and compliance with the HSR Act. Parent's or Subsidiary's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                          CERTIFICATE OF SECRETARIES

                      (under Section 251(c) of the DGCL)


     I hereby certify that I am the duly elected Secretary of KLLM Transport Services, Inc., a Delaware corporation ("KLLM"), presently serving in such capacity, and that the foregoing Agreement has been, in the manner required by law, duly adopted, without alteration or amendment, by a majority of the outstanding total voting power of the holders of KLLM's capital stock.


Dated:  May __, 2000.





                                                   _________________, Secretary


     I hereby certify that I am the duly elected Secretary of High Road Acquisition Subsidiary Corp., a Delaware corporation ("Sub"), presently serving in such capacity, and that the foregoing Agreement has been, in the manner required by law, duly adopted, without alteration or amendment, by the sole stockholder of Sub.


Dated:  May __, 2000.





                                                   _________________, Secretary